Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2014, relating to the combined financial statements of the Mission Systems business (the “Company”) of Exelis Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that the accompanying combined financial statements have been derived from the consolidated and combined financial statements and accounting records of Exelis Inc., which include expense allocations for certain corporate functions historically provided by Exelis Inc. that may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from Exelis Inc.), appearing in the Registration Statement on Form 10 of Vectrus, Inc. for each of the three years in the period ended December 31, 2013 filed on September 8, 2014, as amended.

/s/ Deloitte & Touche LLP

McLean, Virginia

September 23, 2014